Exhibit 99.1

IAC REPORTS Q2 RESULTS

NEW YORK— July 29, 2009—IAC (Nasdaq: IACI) released second quarter 2009 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q2 2009	Q2 2008	Growth
Revenue	$340.0	$354.2	-4%

Operating Income Before Amortization	25.7	22.9	12%
Adjusted Net Income	3.3	25.5	-87%
Adjusted EPS	0.02	0.17	-88%

Operating Income (Loss)	3.9	(6.4)	NM
Net Income (Loss)	40.8	(421.6)	NM
GAAP Diluted EPS	0.28	(3.02)	NM

See reconciliation of GAAP to non-GAAP measures beginning on page 9.

Information Regarding the Results:

•            Q2 results reflect improved performance from Q1 2009 in a difficult operating environment, and year-over-year Operating Income Before Amortization growth driven by lower corporate expenses and strong profit growth at Match.com.

•            Free Cash Flow for the first six months was $84.8 million, up 162% over the prior year, while cash flow from operating activities attributable to continuing operations was $103.4 million, up 52% over the prior year.

•            IAC repurchased 17.4 million shares of common stock between April 27, 2009 and July 24, 2009 at an average price of $16.22 per share or $281.6 million in aggregate. Additionally, the Board of Directors has authorized the Company to repurchase an additional 20 million shares of common stock.

•            Q2 Net Income, discussed in further detail on page 4, includes:

•                  A $64.3 million gain related to the sale of Match Europe, impacting GAAP EPS by $0.43.

•                  A $7.7 million loss related to the sale of 4.3 million shares of Arcandor AG and a $28.1 million write-down on the 1.1 million shares IAC still owns and the derivative asset related to that stock, impacting GAAP EPS by $0.24 and Adjusted Net Income and Adjusted EPS by $7.7 million and $0.05, respectively.

•                  A net loss in the prior year period from the discontinued operations of HSN, Interval, Ticketmaster and Tree.com, which were spun off on August 20, 2008.

Principal Areas of Focus:

•            Search: The number of active toolbars grew strongly in Q2. Dictionary.com’s iPhone app was named to the list of Apple’s 30 Favorite Apps. MyFunCards became the #1 greeting card site according to Comscore, and Mindspark launched myWebFace, a new toolbar product, to promising early metrics of success.

•            Local: Citysearch launched its new technology platform and announced the addition of Yellowpages.com and Superpages.com to its Citygrid partner network. IAC now has approximately 5.5 million local smartphone apps downloaded in total.

•            Personals: Grew U.S. subscribers 9% in Q2. Match completed the sale of Match Europe to Meetic on June 5th and acquired People Media on July 13th for $80 million in cash.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q2 2009	Q2 2008	Growth
	$ in millions
Revenue
Media & Advertising	$168.6	$186.3	-10%
Match	88.3	93.3	-5%
ServiceMagic	42.4	35.9	18%
Emerging Businesses	41.5	48.5	-15%
Intercompany Elimination	(0.7)	(9.9)	93%
	$340.0	$354.2	-4%
Operating Income Before Amortization
Media & Advertising	$15.9	$35.8	-56%
Match	28.5	22.9	25%
ServiceMagic	6.7	9.4	-29%
Emerging Businesses	(9.3)	(7.8)	-19%
Corporate	(16.2)	(37.4)	57%
	$25.7	$22.9	12%
Operating Income (Loss)
Media & Advertising	$9.1	$29.8	-69%
Match	28.4	19.6	45%
ServiceMagic	5.7	8.9	-36%
Emerging Businesses	(10.2)	(9.1)	-12%
Corporate	(29.1)	(55.6)	48%
	$3.9	$(6.4)	NM

Media & Advertising

Media & Advertising consists of our search properties such as Ask.com, Fun Web Products, and Dictionary.com, our local business, Citysearch, and our distribution business, which includes distributed search, sponsored listings and toolbars.

Media & Advertising revenue reflects a decline in revenue per query across proprietary properties, partially offset by continued growth in partners and queries at the Ask toolbar business and the inclusion of Dictionary.com (acquired July 3, 2008). While queries at Fun Web Products and Ask.com declined, the year-over-year rate of decline slowed relative to Q1 2009 and overall proprietary queries were flat. Revenue per query declines reflect an improved experience on Ask.com following its relaunch in October which has resulted in fewer clicks by consumers to find what they are looking for, as well as a decrease in cost per click. Citysearch’s revenue declined reflecting transitional issues related to the relaunch of the site and the integration of a new ad serving platform, as well as a difficult display advertising environment. Despite this decline, user registrations and reviews grew during the quarter.

Media & Advertising profit declines reflect lower overall revenue, increased advertising and related expenses associated with our NASCAR partnership and increased marketing expenses in the UK.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Match

Revenue declined reflecting the sale of Match Europe to Meetic on June 5th. Excluding the results of Match Europe from both periods, revenue grew 9% during the quarter driven by a 9% increase in U.S. subscribers due to improvements in product and execution. Operating Income Before Amortization grew strongly reflecting lower customer acquisition costs as a percentage of revenue, due to lower partner related costs and other marketing expenses in the current period. Operating income benefited from a decrease in amortization of non-cash marketing of $3.1 million.

ServiceMagic

ServiceMagic revenue benefited from a growing and more active service provider network and 5% growth in service requests driven, in part, by increased marketing efforts. Revenue benefited further from contributions from the businesses now comprising ServiceMagic International (acquired October 29, 2008) and Market Hardware (acquired January 23, 2009). Profits were adversely impacted by an increase in marketing expense per service request as well as a shift in the mix of service requests from higher margin discretionary home repair and improvement requests to lower margin requests which was due primarily to the general economic slowdown. Profit declines also reflect higher operating expenses primarily associated with the expansion of the sales force and losses related to ServiceMagic International and Market Hardware.

Emerging Businesses

Emerging Businesses include Shoebuy, Pronto.com, InstantAction.com, CollegeHumor, Vimeo, Life123.com and The Daily Beast. Revenue declines primarily reflect the absence of revenue from ReserveAmerica in the current year period following its sale on January 31, 2009, partially offset by growth at Shoebuy and Pronto.com. During the quarter, IAC contributed VSL to a joint venture and shut down RushmoreDrive.com and Green.com. Operating Income Before Amortization declines reflect continued investment in The Daily Beast and the absence of profits from ReserveAmerica in the current period, partially offset by cost savings related to the shutdown or sale of certain other businesses and profit growth at Gifts.com.

Corporate

Corporate expenses in the prior year period included $12.6 million in expenses related to the spin-offs. Corporate expenses in the current year period benefited from lower compensation and other employee-related costs and lower non spin-related professional fees. Operating loss was also impacted by a decrease of $5.3 million in non-cash compensation expense due, in part, to an increase in forfeited awards.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER ITEMS

Other income (expense) in Q2 2009 includes: a $116.8 million pre-tax gain related to the sale of Match Europe on June 5th; a $12.3 million pre-tax loss related to the sale of 4.3 million shares of Arcandor AG received in connection with the sale of HSE24; a $3.9 million pre-tax impairment charge to write-down the value of our 1.1 million remaining shares of Arcandor AG; and a $38.2 million pre-tax impairment charge to write-down the value of the derivative asset related to the Arcandor AG stock. Other income (expense) in Q2 2008 included: a $132.6 million pre-tax impairment charge related to shares of Arcandor AG; a $29.1 million pre-tax gain associated with the sale of our preferred investments in Points International Ltd.; a $4.8 million pre-tax gain related to the derivative created in connection with the HSE24 sale and the Expedia spin-off; and $8.4 million of equity in income related to Jupiter Shop Channel (sold on December 8th 2008). The Q2 2008 period includes a $360.0 million loss from discontinued operations including HSN, Interval, Ticketmaster and Tree.com, which were spun off on August 20, 2008. This loss was due principally to the write-down of goodwill and intangible assets related to Cornerstone and Tree.com.

The effective tax rates for continuing operations and adjusted net income were 34% and 74% in Q2 2009, respectively. The effective tax rate for continuing operations was lower than the statutory rate of 35% due principally to benefits related to a change in the estimated annual effective tax rate and foreign tax credits related to the sale of Match Europe, substantially offset by non-deductible goodwill associated with the sale of Match Europe, an increase in reserves and related interest for tax contingencies and an increase in the valuation allowance on deferred tax assets related to losses from equity investments and the impairments of Arcandor AG stock and the related derivative asset. The effective tax rate for adjusted net income was higher than the statutory rate of 35% due principally to an increase in reserves and related interest for tax contingencies, foreign losses not benefited, state taxes and an increase in the valuation allowance on deferred tax assets related to losses from equity investments. The effective tax rate for continuing operations was 21% in Q2 2008. This effective tax rate was lower than the statutory rate of 35% due principally to the establishment of a valuation allowance on deferred tax assets related to the Arcandor impairment, non-deductible costs related to the spin-offs, and interest on tax contingencies, partially offset by lower state and foreign income taxes. The Q2 2008 effective tax rate for adjusted net income was 50% and was higher than the statutory rate of 35% due principally to state taxes and non-deductible costs related to the spin-offs, partially offset by foreign income taxed at lower rates.

LIQUIDITY AND CAPITAL RESOURCES

During Q2, IAC repurchased 12.9 million shares at an average price of $16.07 per share. IAC today announced that its Board of Directors has authorized it to repurchase up to 20 million shares of its outstanding common stock, which is in addition to the 2.0 million remaining under the prior authorization. IAC may purchase shares over an indefinite period of time, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price, and future outlook. As of June 30, 2009, IAC had approximately $1.9 billion in cash and marketable securities, and $95.8 million in long-term debt.

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OPERATING METRICS

	Q2 2009	Q2 2008	Growth

MEDIA & ADVERTISING
Revenue by traffic source (a)

Proprietary	72%	75%
Network	28%	25%

MATCH
Paid Subscribers (000s)	1,156	1,327	-13%
Paid Subscribers Excluding Match Europe (000s)	1,156	1,060	9%

SERVICEMAGIC
Service Requests (000s) (b)	1,380	1,315	5%
Accepts (000s) (c)	1,736	1,505	15%

(a)    Proprietary includes, but is not limited to, Ask.com, Fun Web Products, Dictionary.com, and Evite. Network includes, but is not limited to, distributed search, sponsored listings, and toolbars.

(b)   Fully completed and submitted customer requests for service on ServiceMagic.

(c)    The number of times “Service Requests” are accepted by Service Professionals. A “Service Request” can be transmitted to and accepted by more than one Service Professional.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions, rounding differences may occur).

	Shares	Avg. Strike / Conversion	As of 7/24/09	Dilution at:

Share Price			$17.91	$20.00	$25.00	$30.00	$35.00

Absolute Shares as of 7/24/09	132.4		132.4	132.4	132.4	132.4	132.4

RSUs and Other	3.8		3.7	3.7	3.5	3.4	3.4
Options	15.3	$21.04	0.8	1.4	3.4	4.9	6.3
Warrants	18.4	$28.01	0.0	0.0	0.0	1.5	3.7

Total Treasury Method Dilution			4.6	5.1	6.9	9.8	13.3
% Dilution			3.3%	3.7%	5.0%	6.9%	9.1%
Total Treasury Method Diluted Shares Outstanding			137.0	137.5	139.3	142.3	145.7

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q2 financial results on Wednesday, July 29, 2009, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenue	$340,045	$354,164	$672,055	$724,820
Costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	106,721	107,156	219,643	237,435
Selling and marketing expense	118,902	116,792	251,802	238,113
General and administrative expense	68,970	91,387	142,604	171,982
Product development expense	16,422	17,054	34,510	38,506
Depreciation	16,877	17,459	33,091	34,718
Amortization of non-cash marketing	200	3,071	2,505	5,867
Amortization of intangibles	8,046	7,679	16,061	15,741
Goodwill impairment	—	—	1,056	—
Total costs and expenses	336,138	360,598	701,272	742,362

Operating income (loss)	3,907	(6,434)	(29,217)	(17,542)

Other income (expense):
Interest income	2,444	5,703	6,172	13,776
Interest expense	(1,261)	(13,886)	(2,725)	(25,864)
Equity in (losses) income of unconsolidated affiliates	(2,165)	6,448	(4,012)	12,227
(Loss) gain on sale of long-term investments	(12,305)	29,131	(12,305)	29,131
Other income (expense)	74,116	(127,872)	74,262	(118,055)
Total other income (expense), net	60,829	(100,476)	61,392	(88,785)

Earnings (loss) from continuing operations before income taxes	64,736	(106,910)	32,175	(106,327)
Income tax (provision) benefit	(22,143)	22,274	(19,464)	18,238
Earnings (loss) from continuing operations	42,593	(84,636)	12,711	(88,089)
Gain on sale of discontinued operations, net of tax	—	22,547	—	22,547
Loss from discontinued operations, net of tax	(2,196)	(359,992)	(958)	(304,053)
Net earnings (loss)	40,397	(422,081)	11,753	(369,595)
Net loss attributable to noncontrolling interest	416	484	674	814
Net earnings (loss) attributable to IAC shareholders	$40,813	$(421,597)	$12,427	$(368,781)

Per share information attributable to IAC shareholders:
Basic earnings (loss) per share from continuing operations	$0.29	$(0.60)	$0.09	$(0.63)
Diluted earnings (loss) per share from continuing operations	$0.29	$(0.60)	$0.09	$(0.63)

Basic earnings (loss) per share	$0.28	$(3.02)	$0.08	$(2.65)
Diluted earnings (loss) per share	$0.28	$(3.02)	$0.08	$(2.65)

Non-cash compensation expense by function:
Cost of revenue	$505	$820	$1,329	$1,637
Selling and marketing expense	583	949	1,537	1,894
General and administrative expense	11,744	15,407	27,188	31,099
Product development expense	760	1,435	2,118	2,867
Total non-cash compensation expense	$13,592	$18,611	$32,172	$37,497

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	June 30,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS

Cash and cash equivalents	$1,608,422	$1,744,994
Marketable securities	253,967	125,592
Accounts receivable, net	90,189	98,402
Other current assets	199,161	215,630
Total current assets	2,151,739	2,184,618

Property and equipment, net	307,542	330,261
Goodwill	1,841,615	1,910,295
Intangible assets, net	383,044	386,756
Long-term investments	335,604	120,582
Other non-current assets	243,949	318,808
TOTAL ASSETS	$5,263,493	$5,251,320

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable, trade	$49,628	$48,876
Deferred revenue	50,286	50,886
Accrued expenses and other current liabilities	198,298	179,928
Total current liabilities	298,212	279,690

Long-term debt	95,844	95,844
Income taxes payable	411,779	403,043
Other long-term liabilities	27,126	22,436
Redeemable noncontrolling interest	27,595	22,771

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	222	210
Class B convertible common stock	16	16
Additional paid-in capital	11,279,439	11,112,014
Retained earnings	239,872	227,445
Accumulated other comprehensive income	40,874	2,180
Treasury stock	(7,157,486)	(6,914,329)
Total shareholders’ equity	4,402,937	4,427,536
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,263,493	$5,251,320

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENT OF CASH FLOW

(unaudited; $ in thousands)

	Six Months Ended June 30,
	2009	2008

Cash flows from operating activities attributable to continuing operations:
Net earnings (loss)	$11,753	$(369,595)
Less: loss from discontinued operations, net of tax	958	281,506
Earnings (loss) from continuing operations	12,711	(88,089)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation	33,091	34,718
Amortization of intangibles	16,061	15,741
Goodwill impairment	1,056	—
Impairment of long-term investments	3,884	132,587
Non-cash compensation expense	32,172	37,497
Amortization of non-cash marketing	2,505	5,867
Deferred income taxes	64,123	(51,067)
Equity in losses (income) of unconsolidated affiliates	4,012	(12,227)
Gain on sale of Match Europe	(116,807)	—
Loss (gain) on sale of long-term investments	12,305	(29,131)
Net decrease (increase) in the fair value of the derivatives created in the HSE sale and the Expedia spin-off	38,204	(11,322)
Changes in current assets and liabilities:
Accounts receivable	723	9,764
Other current assets	196	(7,247)
Accounts payable and other current liabilities	12,161	(9,402)
Income taxes payable	(25,784)	33,808
Deferred revenue	5,552	2,514
Other, net	7,262	4,138
Net cash provided by operating activities attributable to continuing operations	103,427	68,149
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(11,661)	(20,347)
Capital expenditures	(18,616)	(35,736)
Proceeds from sales and maturities of marketable securities	58,602	254,664
Purchases of marketable securities	(187,671)	(80,494)
Proceeds from sales of long-term investments	6,498	60,945
Purchases of long-term investments	(1,719)	(58,906)
Proceeds from sale of discontinued operations	—	32,877
Receivable created in the sale of Match Europe	(6,829)	—
Other, net	(9,077)	(5,737)
Net cash (used in) provided by investing activities attributable to continuing operations	(170,473)	147,266
Cash flows from financing activities attributable to continuing operations:
Purchase of treasury stock	(225,094)	(145,590)
Issuance of common stock, net of withholding taxes	149,086	(4,312)
Excess tax benefits from stock-based awards	143	715
Other, net	1,813	308
Net cash used in financing activities attributable to continuing operations	(74,052)	(148,879)
Total cash (used in) provided by continuing operations	(141,098)	66,536
Net cash (used in) provided by operating activities attributable to discontinued operations	(964)	239,071
Net cash used in investing activities attributable to discontinued operations	—	(460,020)
Net cash used in financing activities attributable to discontinued operations	—	(12,979)
Total cash used in discontinued operations	(964)	(233,928)
Effect of exchange rate changes on cash and cash equivalents	5,490	14,081
Net decrease in cash and cash equivalents	(136,572)	(153,311)
Cash and cash equivalents at beginning of period	1,744,994	1,585,302
Cash and cash equivalents at end of period	$1,608,422	$1,431,991

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions; rounding differences may occur)

	Six Months Ended June 30,
	2009	2008
Net cash provided by operating activities attributable to continuing operations	$103.4	$68.1
Capital expenditures	(18.6)	(35.7)
Free Cash Flow	$84.8	$32.4

For the six months ended June 30, 2009, consolidated Free Cash Flow increased by $52.4 million from the prior year period due principally to the payment of discretionary bonuses for 2007 in Q1 2008, while cash bonuses for 2008 were paid in Q4 2008. The increase also reflects a cash tax refund related to the overpayment of taxes in 2008 and lower capital expenditures.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Diluted earnings (loss) per share	$0.28	$(3.02)	$0.08	$(2.65)
GAAP diluted weighted average shares outstanding	148,070	139,433	149,040	139,408
Net earnings (loss) attributable to IAC shareholders	$40,813	$(421,597)	$12,427	$(368,781)
Non-cash compensation expense	13,592	18,611	32,172	37,497
Amortization of non-cash marketing	200	3,071	2,505	5,867
Amortization of intangibles	8,046	7,679	16,061	15,741
Goodwill impairment	—	—	1,056	—
Arcandor impairment	3,884	132,587	3,884	132,587
Gain on sale of Match Europe	(116,807)	—	(116,807)	—
Net increase in the fair value of the derivatives created in the HSE sale and the Expedia spin-off	38,204	(4,838)	38,204	(11,432)
Gain on sale of VUE interests and related effects	1,630	1,805	3,146	3,424
Gain on sale of discontinued operations, net of tax	—	(22,547)	—	(22,547)
Discontinued operations, net of tax	2,196	359,992	958	304,053
Impact of income taxes and noncontrolling interest	11,512	(49,263)	6,655	(60,317)
Adjusted Net Income	$3,270	$25,500	$261	$36,092

Adjusted EPS weighted average shares outstanding	150,245	146,221	151,440	146,365

Adjusted EPS	$0.02	$0.17	$0.00	$0.25

GAAP Basic weighted average shares outstanding	146,492	139,433	147,130	139,408
Options, warrants and RSUs, treasury method	1,578	—	1,910	—
GAAP Diluted weighted average shares outstanding	148,070	139,433	149,040	139,408
Options, warrants and RSUs, treasury method not included in diluted shares above	—	3,617	—	3,678
Impact of RSUs	2,175	3,171	2,400	3,279
Adjusted EPS shares outstanding	150,245	146,221	151,440	146,365

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended June 30, 2009
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Media & Advertising	$15.9	$(0.1)	$(0.2)	$(6.4)	$9.1
Match	28.5	—	—	(0.1)	28.4
ServiceMagic	6.7	—	—	(1.0)	5.7
Emerging Businesses	(9.3)	(0.5)	—	(0.5)	(10.2)
Corporate	(16.2)	(12.9)	—	—	(29.1)
Total	$25.7	$(13.6)	$(0.2)	$(8.0)	3.9
Other income, net					60.8
Earnings from continuing operations before income taxes					64.7
Income tax provision					(22.1)
Earnings from continuing operations					42.6
Loss from discontinued operations, net of tax					(2.2)
Net earnings					40.4
Net loss attributable to noncontrolling interest					0.4
Net earnings attributable to IAC shareholders					$40.8

Supplemental: Depreciation
Media & Advertising	$8.6
Match	2.4
ServiceMagic	0.8
Emerging Businesses	2.2
Corporate	2.8
Total depreciation	$16.9

	For the six months ended June 30, 2009
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of non-cash marketing	Amortization of intangibles	Goodwill impairment	Operating income (loss)
Media & Advertising	$26.0	$(0.3)	$(2.5)	$(13.0)	$—	$10.2
Match	38.5	(0.1)	—	(0.2)	—	38.1
ServiceMagic	9.5	(0.1)	—	(1.7)	—	7.7
Emerging Businesses	(20.3)	(0.4)	—	(1.1)	(1.1)	(22.9)
Corporate	(31.1)	(31.2)	—	—	—	(62.3)
Total	$22.6	$(32.2)	$(2.5)	$(16.1)	$(1.1)	(29.2)
Other income, net						61.4
Earnings from continuing operations before income taxes						32.2
Income tax provision						(19.5)
Earnings from continuing operations						12.7
Loss from discontinued operations, net of tax						(1.0)
Net earnings						11.8
Net loss attributable to noncontrolling interest						0.7
Net earnings attributable to IAC shareholders						$12.4

Supplemental: Depreciation
Media & Advertising	$17.1
Match	4.8
ServiceMagic	1.6
Emerging Businesses	4.0
Corporate	5.6
Total depreciation	$33.1

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended June 30, 2008
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Media & Advertising	$35.8	$—	$—	$(6.1)	$29.8
Match	22.9	—	(3.1)	(0.2)	19.6
ServiceMagic	9.4	(0.2)	—	(0.4)	8.9
Emerging Businesses	(7.8)	(0.3)	—	(1.0)	(9.1)
Corporate	(37.4)	(18.2)	—	—	(55.6)
Total	$22.9	$(18.6)	$(3.1)	$(7.7)	(6.4)
Other expense, net					(100.5)
Loss from continuing operations before income taxes					(106.9)
Income tax benefit					22.3
Loss from continuing operations					(84.6)
Gain on sale of discontinued operations, net of tax					22.5
Loss from discontinued operations, net of tax					(360.0)
Net loss					(422.1)
Net loss attributable to noncontrolling interest					0.5
Net loss attributable to IAC shareholders					$(421.6)

Supplemental: Depreciation
Media & Advertising	$9.2
Match	2.2
ServiceMagic	0.8
Emerging Businesses	1.9
Corporate	3.4
Total depreciation	$17.5

	For the six months ended June 30, 2008
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Media & Advertising	$73.4	$—	$—	$(12.3)	$61.1
Match	33.0	—	(5.9)	(0.4)	26.8
ServiceMagic	15.6	(0.3)	—	(0.8)	14.5
Emerging Businesses	(15.6)	(0.5)	—	(2.3)	(18.4)
Corporate	(64.8)	(36.7)	—	—	(101.4)
Total	$41.6	$(37.5)	$(5.9)	$(15.7)	(17.5)
Other expense, net					(88.8)
Loss from continuing operations before income taxes					(106.3)
Income tax benefit					18.2
Loss from continuing operations					(88.1)
Gain on sale of discontinued operations, net of tax					22.5
Loss from discontinued operations, net of tax					(304.1)
Net loss					(369.6)
Net loss attributable to noncontrolling interest					0.8
Net loss attributable to IAC shareholders					$(368.8)

Supplemental: Depreciation
Media & Advertising	$18.7
Match	4.3
ServiceMagic	1.6
Emerging Businesses	3.5
Corporate	6.6
Total depreciation	$34.7

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and noncontrolling interest, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, (6) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (7) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (8) income or expense reflecting changes in the fair value of the derivative asset associated with the HSE sale, (9) impairment of our investment in Arcandor, (10) one-time items, and (11) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. In addition, Free Cash Flow excludes tax payments and refunds related to the sale of IAC’s interests in VUE, PRC, HSE24, Jupiter Shop Channel, EPI and an internal restructuring due to the exclusion of the proceeds from these sales from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of non-cash marketing consists of non-cash advertising secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising is available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which will expire on December 31, 2009 if not exhausted before then.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as technology and supplier agreements, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE was excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off is excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which relate to the Ask Convertible Notes and certain IAC warrants, are expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Income or expense reflecting changes in the fair value of the derivative asset created in the HSE sale is excluded from Adjusted Net Income and Adjusted EPS because the variations in the value of the derivative are non-operational in nature.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.  In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with Google, continuing adverse economic conditions, or the worsening thereof, in any of the markets or industries in which IAC’s businesses operate or generally, adverse trends in the online advertising industry or the advertising industry generally, our ability to convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, operational and financial risks relating to acquisitions, changes in industry standards and technology, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC operates more than 50 leading and diversified Internet businesses across 30 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com/.

Contact Us

IAC Investor Relations

Eoin Ryan

(212) 314-7400

IAC Corporate Communications

Stacy Simpson / Leslie Cafferty

(212) 314-7280 / 7470

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

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SEE IMPORTANT NOTES AT END OF THIS DOCUMENT